SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 15, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to an Amendment to the Amended and Restated Articles of Organization, as amended to date, of Oscient Pharmaceuticals Corporation (the “Company”) filed yesterday, November 14, 2006, a one-for-eight reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.10 per share (“Common Stock”), will become effective on November 15, 2006 at 11:59 PM Eastern Standard Time (such time on such date, the “Effective Time”). Pursuant to the Reverse Stock Split, at the Effective Time, each eight shares of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined into and become one share of Common Stock. In cases in which the Reverse Stock Split results in any shareholder holding a fraction of a share, such fractional share will be rounded up to the nearest whole number. Immediately after giving effect to the Reverse Stock Split, the Company will have approximately 13,552,125 shares of Common Stock outstanding (without giving effect to rounding due to fractional shares). The Reverse Stock Split did not change the number of authorized shares of Common Stock, alter the par value of the Common Stock or modify any voting rights or other terms of the Common Stock. As a result of the Reverse Stock Split, at the Effective Time, the per share exercise price of, and the number of shares of Common Stock underlying, Company stock options and warrants outstanding immediately prior to the Effective Time will be automatically proportionally adjusted, based on the 1-for-8 split ratio, in accordance with the terms of such options or warrants, as the case may be.

ITEM 8.01.	OTHER EVENTS.

On November 15, 2006, the Company issued a press release announcing that it had elected to effectuate the Reverse Stock Split at the Effective Time. A copy of the press release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1 Press Release issued by Oscient Pharmaceuticals Corporation on November 15, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:  /s/ Philippe Maitre

        Name: Philippe Maitre

        Title: Senior Vice President and Chief Financial Officer

Date: November 15, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Oscient Pharmaceuticals Corporation on November 15, 2006.